UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Schedule 13G/A
                                (Amendment No. 4)

                    Under the Securities Exchange Act of 1934

                                 Repligen Corp.

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                February 14, 2003

                            (CUSIP Number: 759916109)

                                December 31, 2002
                       Date of event which requires filing

Check the appropriate box to designate the rule pursuant to which the schedule is filed:

                                |_| Rule 13d-1(b)
                                |X| Rule 13d-1(c)
                                |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filled for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes to Schedule 13G).

-------------------                                            -----------------
CUSIP No. 759916109                   13G                      Page 2 of 9 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Paramount Capital Asset Management, Inc.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           None
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,139,150
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         None
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,139,150
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,139,150
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.17%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP No. 759916109                   13G                      Page 3 of 9 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Aries Domestic Fund, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           None
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          41,191
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            41,191
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     41,191
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.15%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP No. 759916109                   13G                      Page 4 of 9 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Aries Master Fund II
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           None
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,097,959
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         None
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,097,959
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,097,959
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.86%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO (see Item 2)
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP No. 759916109                   13G                      Page 5 of 9 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Lindsay A. Rosenwald, M.D.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           33,250
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,139,150
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         33,250
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,139,150
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,172,400
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.28%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

ITEM 1(a).  NAME OF ISSUER:

            Repligen Corporation.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            117 Fourth Avenue, Needham, MA 02494

ITEM 2(a)   NAME OF PERSON FILING:

            This statement is filed on behalf of Paramount Capital Asset Management, Inc. ("Paramount Capital"), Aries Domestic Fund, L.P. ("Aries Domestic"), Aries Domestic Fund II, L.P. ("Aries II"), Aries Master Fund II, a Cayman Island exempted company ("Aries Fund") and Lindsay A. Rosenwald, M.D. ("Dr. Rosenwald" and collectively, the "Reporting Persons").

            Dr. Rosenwald is an investment banker, venture capitalist, fund manager and sole stockholder of Paramount Capital. Paramount Capital is the General Partner to Aries Domestic and Aries II. Paramount Capital is the Investment Manager to Aries Fund.

            This statement relates to Shares (as defined herein) held for the accounts of Aries Domestic, Aries II and Aries Fund.

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            The address of the principal business office of Paramount Capital, Aries Domestic, Aries II and Dr. Rosenwald is 787 Seventh Avenue, 48th Floor, New York, New York, 10019. The address of the principal business office of Aries Fund is c/o Fortis Fund Services Cayman Limited, Grand Pavilion Commercial Center, 802 West Bay Road, Grand Cayman, Cayman Islands.

ITEM 2(c).  CITIZENSHIP:

            1) Paramount Capital is a Subchapter S corporation incorporated in Delaware;

            2)    Aries Domestic is a Delaware limited partnership;

            3)    Aries II is a Delaware limited partnership;

            4)    Aries Fund is a Cayman Islands exempted company; and

            5)    Dr. Rosenwald is a citizen of the United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.01 per share.

ITEM 2(e).  CUSIP NUMBER: 759916109

ITEM 3.     |X| CHECK THIS BOX IF THIS STATEMENT IS FILED PURSUANT TO RULE
            13d-1(c)

ITEM 4.     OWNERSHIP

Each of the Reporting Persons may be deemed the beneficial owner of the following number of Shares:

            (i) Paramount Capital may be deemed to own 1,139,150 shares of Common Stock or 4.17%.

            (ii) Aries Domestic may be deemed the beneficial owner of 41,191 Shares or 0.15%.

            (iii) Aries Fund may be deemed the beneficial owner of 1,097,959 Shares or 3.86%.

            (iv) Dr. Rosenwald may be deemed the beneficial owner of 1,172,400 Shares or 4.28%. Dr. Rosenwald disclaims the beneficial ownership of the securities beneficially owned by PCAM except to the extent of his pecuniary interest therein, if any.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            (i) Dr. Rosenwald, as the shareholder of Paramount Capital, has the right to participate in the receipt of dividends from, or proceeds from the sale of, Shares held by Paramount Capital in accordance with his ownership interests in Paramount Capital.

            (ii) The partners of Aries Domestic have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of Aries Domestic in accordance with their partnership interests in Aries Domestic.

            (iii) The partners of Aries II have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of Aries Domestic in accordance with their partnership interests in Aries II.

            (iv) The shareholders of Aries Fund have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of Aries Fund in accordance with their ownership interests in Aries Fund.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not Applicable

ITEM 10.    CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in a transaction having that purpose and effect.

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 14, 2003                 PARAMOUNT CAPITAL ASSET MANAGEMENT, INC.

                                        By: /s/ Lindsay A. Rosenwald
                                           -------------------------------------
                                        Name:  Lindsay A. Rosenwald, M.D.
                                        Title: Chairman


                                        ARIES DOMESTIC FUND, L.P.

                                        By: Paramount Capital Asset Management,
                                            Inc.
                                            Its Investment Manager

                                        By: /s/ Lindsay A. Rosenwald
                                           -------------------------------------
                                        Name:  Lindsay A. Rosenwald, M.D.
                                        Title: Chairman


                                        ARIES MASTER FUND II

                                        By: Paramount Capital Asset Management,
                                            Inc.
                                            Its Investment Manager

                                        By: /s/ Lindsay A. Rosenwald
                                           -------------------------------------
                                        Name:  Lindsay A. Rosenwald, M.D.
                                        Title: Chairman


                                        LINDSAY A. ROSENWALD, M.D.

                                        /s/ Lindsay A. Rosenwald
                                        ----------------------------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

      The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock, no par value per share, of Repligen Corp., dated as of December 6, 2002, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date: February 14, 2003                 PARAMOUNT CAPITAL ASSET MANAGEMENT, INC.

                                        By: /s/ Lindsay A. Rosenwald
                                           -------------------------------------
                                        Name:  Lindsay A. Rosenwald, M.D.
                                        Title: Chairman


                                        ARIES DOMESTIC FUND, L.P.

                                        By: Paramount Capital Asset Management,
                                            Inc.
                                            Its Investment Manager

                                        By: /s/ Lindsay A. Rosenwald
                                           -------------------------------------
                                        Name:  Lindsay A. Rosenwald, M.D.
                                        Title: Chairman


                                        ARIES MASTER FUND II

                                        By: Paramount Capital Asset Management,
                                            Inc.
                                            Its Investment Manager

                                        By: /s/ Lindsay A. Rosenwald
                                           -------------------------------------
                                        Name:  Lindsay A. Rosenwald, M.D.
                                        Title: Chairman


                                        LINDSAY A. ROSENWALD, M.D.

                                        /s/ Lindsay A. Rosenwald
                                        ----------------------------------------